UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McDATA Corporation

(Exact name of registrant as specified in its charter)

Delaware	84-1421844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

380 Interlocken Crescent

Broomfield, Colorado 80021

(Address of Principal Executive Offices)

McDATA Corporation

2004 Inducement Equity Grant Plan

(Full Title of the Plan)

Thomas O. McGimpsey, Esq.

Vice President, General Counsel and Secretary

McDATA Corporation

380 Interlocken Crescent

Broomfield, Colorado 80021

(Name and Address of Agent for Service)(Zip Code)

(720) 558-8000

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee
Class B Common Stock, $.01 par value	1,000,000	$5.26	$5,260,000	$666.44

[1]	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2004 Inducement Equity Grant Plan.

[2]	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 based on the average of the high and low prices reported on the Nasdaq National Market on December 9, 2004.

PART I

Information Required in the Section 10(a) Prospectus

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by McDATA Corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference and made a part of this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended January 31, 2004;

(b)	The Registrant’s Quarterly Reports on Form 10-Q and Form 10-Q/A for the fiscal quarters ended April 30, 2004, July 31, 2004 and October 31, 2004.

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Exchange Act”), since the end of the fiscal year covered by the Registrant’s document referred to in subparagraph (a) of this Item 3, including the Registrant’s Current Reports on Form 8-K filed with the Commission on February 26, 2004, April 3, 2004, April 15, 2004, April 29, 2004, May 17, 2004, May 20, 2004, June 14, 2004, August 19, 2004, August 20, 2004, August 27, 2004, September 13, 2004, September 27, 2004, November 19, 2004, and November 22, 2004; and Form 8-K/A filed with the Commission on May 5, 2004;

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities

The class of securities to be offered hereby is registered under Section 12 of the 1934 Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Thomas McGimpsey beneficially owns 75,574 shares of Company Class B common stock as reported in the Company’s Proxy Statement on Schedule 14A, filed September 10, 2004.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporate Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our amended and restated certificate of incorporation and our amended and restated by-laws, provide that we shall indemnify our directors and officers to the fullest extent authorized or permitted by law.

Our amended and restated certificate of incorporation further provides that our directors will not be personally liable to us or any stockholder for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted by law. Section 102 of the Delaware General Corporate Law provides that officers and directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•	unlawful payments of dividends or unlawful stock repurchases or redemption.

This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Registrant pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Our amended and restated by-laws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether our by-laws would otherwise permit indemnification for that liability. We currently have directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers and directors.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.		Exhibit Description

4.1	*	Amended and Restated Certificate of Incorporation of the Registrant (Exhibit 3.1 to the Registrant’s Registration Statement File No. 333-38106 on Form S-1, as amended)

4.2	*	Amended and Restated By-laws of the Registrant (Exhibit 3.2 to the Registrant’s Registration Statement File No. 333-38106 on Form S-1, as amended)

4.3	*	2004 Inducement Equity Grant Plan (Exhibit 10.21.4 to the Registrant’s Form 10-Q for the fiscal quarter ended April 30, 2004)

5.1		Opinion of Thomas O. McGimpsey, Vice President, General Counsel and Secretary of the Registrant, regarding the legality of the securities being registered

23.1		Consent of PricewaterhouseCoopers LLP

23.2		Consent of KPMG LLP to the Board of Directors of Aarohi Communications, Inc. and Subsidiary

23.3		Consent of Thomas O. McGimpsey, Vice President, General Counsel and Secretary of Registrant, is included in the opinion regarding legality filed as Exhibit 5.1

24.1		Power of Attorney (included on the signature page).

*Incorporated by reference

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increases or decreases in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

Registrant pursuant to Section 13 or Section 15(d) of the 1934 Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on December 10, 2004.

McDATA CORPORATION

By:	/s/ Thomas O. McGimpsey
Thomas O. McGimpsey Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas O. McGimpsey as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN A. KELLEY, JR John A. Kelley, Jr.	Chief Executive Officer and Chairman (Principal Executive Officer)	December 1, 2004

/S/ ERNEST J. SAMPIAS Ernest J. Sampias	Chief Financial Officer (Principal Financial Officer)	December 1, 2004

/S/ LAURENCE G. WALKER Laurence G. Walker	Director	December 1, 2004

/S/ CHARLES C. JOHNSTON Charles C. Johnston	Director	December 1, 2004

/S/ THOMAS M. UHLMAN Thomas M. Uhlman	Director	December 1, 2004

/S/ D. VAN SKILLING D. Van Skilling	Director	December 1, 2004

/S/ BETSY S. ATKINS Betsy S. Atkins	Director	December 1, 2004

/S/ JOHN W. GERDELMAN John W. Gerdelman	Director	December 1, 2004

/S/ MICHAEL J. SOPHIE Michael J. Sophie	Director	December 1, 2004

/S/ M. ALEX MENDEZ M. Alex Mendez	Director	December 1, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1*	Amended and Restated Certificate of Incorporation of the Registrant (Exhibit 3.1 to the Registrant’s Registration Statement File No. 333-38106 on Form S-1, as amended)

4.2*	Amended and Restated By-laws of the Registrant (Exhibit 3.2 to the Registrant’s Registration Statement File No. 333-38106 on Form S-1, as amended)

4.3*	2004 Inducement Equity Grant Plan (Exhibit 10.21.4 to the Registrant’s Form 10-Q for the fiscal quarter ended April 30, 2004)

5.1	Opinion of Thomas O. McGimpsey, Vice President, General Counsel and Secretary of the Registrant, regarding the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of KPMG LLP to the Board of Directors of Aarohi Communications, Inc. and Subsidiary

23.3	Consent of Thomas O. McGimpsey, Vice President, General Counsel and Secretary of Registrant, is included in the opinion regarding legality filed as Exhibit 5.1

24.1	Power of Attorney (included on the signature page).